Exhibit 10.2

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

     THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into as of June 30, 2004 (the “Effective Date”) by and between Advancis Pharmaceutical Corporation (“Advancis”), a corporation organized and existing under the laws of the State of Delaware with offices located at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876, and Eli Lilly and Company (“Lilly”), a corporation organized and existing under the laws of the State of Indiana with offices located at Lilly Corporate Center, Indianapolis, Indiana 46285. Advancis and Lilly are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

     WITNESSETH:

     WHEREAS, Lilly and Advancis have entered into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) and a Manufacturing Agreement of even date herewith (the “Manufacturing Agreement”);

     WHEREAS, pursuant to the Purchase Agreement, Lilly has agreed, among other things, to sell to Advancis the Purchased Assets and Advancis has agreed to purchase the Purchased Assets, including the Marketed Product;

     WHEREAS, the Parties wish to provide for the warehousing, distribution, medical inquiries, complaint management and other transition services to be provided by Lilly and its Affiliates (collectively, “Service Provider”) to Advancis, including sales and accounts receivable, during the [***] after the Effective Date;

     WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement and the Manufacturing Agreement that Lilly and Advancis enter into this Agreement; and

     WHEREAS, the Service Provider is willing to provide certain transitional services to Advancis upon the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below and capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement and Manufacturing Agreement.

          (a) "Advancis Sale” has the meaning specified in Section 5.

          (b) "Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized or required to close in the state of New York.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

          (c) "Distribution Fee” has the meaning specified in Section 4.

          (d) "Independent Accounting Firm” has the meaning specified in Annex A.

          (e) "Order” has the meaning specified in Section 5.

          (f) "Order Purchase Price” has the meaning specified in Section 5.

          (g) "Parties” has the meaning specified in the Introduction.

          (h) "Services” has the meaning specified in Section 2.

          (i) "Service Provider” has the meaning specified in the recitals.

          (j) "Service Period” has the meaning specified in Section 3.

          (k) "Settlement Calculation” has the meaning specified in Annex A.

          (l) "Settlement Calculation Objection Notice” has the meaning specified in Annex A.

          (m) "Settlement Calculation Resolution Period” has the meaning specified in Annex A.

          (n) "Transferred Inventory” has the meaning specified in Section 6.

          (o) "Inventory Transfer Notice” has the meaning specified in Section 6.

     2. Services to be Provided.

          (a) During the Service Period, the Service Provider shall provide to Advancis or its Affiliates the following services described on Annex A attached hereto solely with respect to the sale of the Marketed Product in the United States (collectively, the “Services”):

               (i) Inventory, Warehousing and Management Services;

               (ii) Medical Inquires and Complaint Management Services;

               (iii) Distribution Services; and

               (iv) Accounting and Reconciliation Services.

          (b) Advancis hereby grants to the Service Provider, for no additional consideration, a non-exclusive license to use the Trademarks solely in connection with the Services. The foregoing license shall terminate automatically, simultaneously with the expiration or termination of this Agreement.

          (c) The Service Provider shall render the Services in accordance with the standards and guidelines described in Annex A. The Services shall be of the same nature and of the same or higher quality as such similar services provided by the Service Provider, Lilly and/or its Affiliates in connection with the sale of the Marketed Product in the United States immediately prior to the Effective Date. Any Marketed Product that is manufactured, sold or distributed by the Service Provider pursuant to this Agreement shall be in compliance with the Quality Control and Assurance provisions set forth in Section 3.3 of the Manufacturing Agreement and the MRD/Quality Agreement (as defined therein). All Marketed Product shall be labeled, prepared and packaged in accordance with Section 5.1 of the Manufacturing Agreement and the MRD/Quality Agreement.

          (d) During the Service Period and subject to the requirements of Section 8.4 of the Asset Purchase Agreement, Lilly shall provide pharmacovigilance reporting in according with its standard procedures until such time as the Pharmacovigilance Agreement is completed and entered by the Parties. At such time, all such matters shall be handled in accordance with the Pharmacovigilance Agreement.

     3. Term; Termination.

          (a) The “Service Period” shall commence on the Effective Date and shall expire on [***], with respect to Medical Inquiries and Complaint Management Services, and [***], with respect to all other Services, unless sooner terminated in accordance with the provisions of this Section 3 (such period during which any of the Services are provided, the “Service Period”).

          (b) In the event that either Party materially fails to perform any of its duties or obligations pursuant to this Agreement and such failure is not cured within ten (10) Business Days after notice to such Party specifying the nature of such material failure, the other Party may terminate this Agreement upon further notice to the defaulting Party.

          (c) Advancis may terminate this Agreement upon ten (10) Business Days’ prior written notice to the Service Provider. Advancis will be relieved of any obligation to pay for terminated Services from and after the effective date of such termination; provided, however, that Advancis will continue to pay for any reasonable noncancellable commitments reasonably made by the Service Provider in anticipation of providing the Services as required herein.

          (d) The expiration or termination of this Agreement, for any reason, will not release either Party from any liability which at said time it has already incurred to the other Party, nor affect in any way the survival of any rights, duties or obligations of either Party that are expressly stated elsewhere in this Agreement to survive said expiration or prior termination. Nothing in the immediately preceding sentence will

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

affect the right of the Party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom that is incurred before or after such expiration or termination.

          (e) Upon expiration or termination of this Agreement, other than fees related to rebates, returns or chargebacks, all fees and payments owed by either Party to the other Party hereunder as of the date of such expiration or termination will be paid within thirty (30) days of the date of such expiration or termination.

          (f) Promptly after the expiration or termination of this Agreement, Service Provider will deliver to Advancis a report which will contain the same categories of information as the Semi-Monthly Reports (as defined herein), together with any other information that Advancis shall reasonably request and can reasonably be provided by Service Provider relating to the sale of Marketed Products.

     4. Distribution Fee. For providing the Services during the Service Period, Service Provider will be entitled to the fees (the “Distribution Fees”) listed on Exhibit A for each of the Marketed Products. The Distribution Fees will be equal to [***] of each of the Marketed Products listed on Exhibit A and invoiced by Service Provider during the Service Period.

     5. Sale of Inventory and Distribution Services. Commencing on July 1, 2004, Service Provider shall be responsible for receiving purchase orders for the sale of Marketed Product, which orders are received (each, an “Order”) directly from wholesalers with which Lilly has established wholesaler relationships. Within one (1) Business Day after receipt by Service Provider of an Order (or on such later date as the wholesaler requests shipment of Marketed Product), Service Provider shall sell the same quantity and type of Marketed Product specified in the Order to Advancis at the applicable Purchase Price set forth on Schedule 2.2A of the Manufacturing Agreement (the "Order Purchase Price”). Immediately after such sale and purchase, Advancis shall sell to Service Provider (the “Advancis Sale”) the same amount and type of Marketed Product sold to Advancis by Service Provider as specified in the Order at the Order Purchase Price. Within one (1) Business Day of the Advancis Sale, Service Provider will distribute the same quantity and type of Marketed Product specified in the Order. Service Provider will distribute Marketed Products sold pursuant to this Section 5 in accordance with Annex A.

     6. Delivery of Inventory. During the Service Period, from time to time, Service Provider shall ship the quantity and amount of Inventory (the "Transferred Inventory”) to a warehouse location specified by Advancis in a written notice from Advancis (the “Inventory Transfer Notice”). The Transferred Inventory shall be shipped by Service Provider FOB Advancis’ carrier within three (3) Business Days following delivery of the Inventory Transfer Notice from Advancis to Service Provider.

     7. Notification to Customers, Wholesalers and Distributors. At a time mutually agreed upon by Service Provider and Advancis, Service Provider shall notify all customers, wholesalers and distributors of the Marketed Product in the United States of

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

the transfer of the Marketed Product and Inventory to Advancis and the change in the distribution of the Marketed Product.

     8. Confidentiality Obligations. The Parties acknowledge that the information provided to them and their representatives in connection with this Agreement is subject to, and the Parties shall, and shall cause their representatives to, fully comply with their respective obligations under Article IX of the Purchase Agreement and Article IX of the Manufacturing Agreement.

     9. Service Provider’s Employees. Service Provider shall be solely responsible for payment of compensation to Service Provider’s employees and for any injury to them in the course of their employment. Service Provider shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons. Advancis has no power to supervise, give directions or otherwise regulate the operations of Service Provider or its employees.

     10. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that Advancis may assign its rights, interests and/or obligations hereunder to any of its Affiliates without the prior written approval of Lilly, so long as such assignment does not release Advancis from any liability to Lilly hereunder. Lilly may contract with one or more of its Affiliates or Third Persons for the performance of all or any part of Lilly’s obligations under this Agreement.

     11. Indemnification. In addition to the Parties’ rights and obligations to indemnify any Person in connection with the transactions contemplated herein which are set forth in the Purchase Agreement, Advancis agrees to indemnify and hold harmless Lilly and it Affiliates and their respective, officers, directors, agents and employees from and against any claims for Damages related to or arising out of Lilly’s or its Affiliates provision of Services hereunder, or the failure to so provide Services or perform, except for Damages that are a result of the willful misconduct or gross negligence of Lilly or its Affiliates.

     12. Miscellaneous.

          (a) Amendment and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized representatives of each of the Parties. No waiver by any Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

          (b) Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered to the Parties in accordance with Section 12.3 of the Purchase Agreement.

          (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (d) Headings. The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or provisions of this Agreement or affect the scope, meaning, or interpretation of this Agreement or the particular sections to which they relate.

          (e) Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (f) Entire Agreement. The Purchase Agreement, the Manufacturing Agreement and this Agreement (including the documents referred to therein and herein) constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (h) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including, without limitation.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule.

          (j) Relationship of Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.

          (k) Further Assurances. Subject to the provisions hereof, each of the Parties will execute and deliver such other agreements, documents or instruments and take or cause to be taken such other actions as may be reasonably required in order to effect the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the Parties will, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, obtain all required consents and approvals and make all required filings with any Governmental Authority and promptly provide the other with all such information as the other Party may reasonably request in order to be able to comply with the provisions of this sentence.

          (l) Incorporation of Annexes. The Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

          (l) Impracticality. Service Provider shall not be required to provide any Services to the extent the performance of such Services becomes impractical as a result of a cause or causes outside the reasonable control of Service Provider, or to the extent the performance of such Services would require Service Provider to violate any applicable laws, rules or regulations.

[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ELI LILLY AND COMPANY

By: /s/ John C. Lechleiter

Printed Name: John C. Lechleiter

Title: Executive Vice President Pharmaceutical Operations

ADVANCIS PHARMACEUTICAL CORPORATION

By: /s/ Edward M. Rudnic, Ph.D.

Printed Name: Edward M. Rudnic, Ph.D.

Title: Chairman & CEO

Signature Page to Transition Services Agreement

ANNEX A

SERVICES

I. WAREHOUSING AND INVENTORY MANAGEMENT SERVICES

Service Provider will warehouse and inventory Marketed Product at Service Provider’s distribution facility. Service Provider will store all Marketed Product in compliance with current good manufacturing practice regulations and guidelines and other requirements of the FDA and all other Applicable Laws. Upon the Effective Date and thereafter, together with the Semi-Monthly Reports (defined below), Service Provider will deliver system generated inventory by SKU, expiration date, lot number and warehouse. In addition to and together with the Semi-Monthly Reports (defined below) and only if readily available using Service Provider’s standard reporting systems, Service Provider will provide to Advancis semi-monthly Inventory transaction histories detailing the transaction history of each lot of Marketed Product in or sold from Inventory.

II. DISTRIBUTION SERVICES

A. Service Provider will distribute Marketed Products in accordance with (i) good manufacturing practice guidelines and other requirements of the FDA, (ii) other Applicable Laws, and (iii) using policies, procedures and practices in effect immediately prior to the Effective Date, that are consistent with services normally provided by Service Provider in connection with the distribution of products and services and in substantially the same manner as provided by Service Provider in connection with the Marketed Product immediately prior to the Effective Date.

B. Service Provider will be responsible for distribution and inventory tasks, including:

1.	To continually maintain Marketed Product inventory in accordance with the terms of this Agreement;

2.	To provide Advancis, at Service Provider’s expense, one (1) physical inventory of Marketed Product. A physical inventory will be scheduled based upon a written request from Advancis and a mutually agreed upon inventory date;

3.	To allow Advancis, at Advancis’ expense, to inspect Marketed Product at Service Provider’s facility upon reasonable prior request provided that Advancis does not interfere with Service Provider’s operations; and

4.	To provide tracking for all shipments in accordance with Service Provider’s standard procedures.

III. MEDICAL INQUIRES AND COMPLAINT MANAGEMENT SERVICES

Service Provider shall continue to operate a call center for customers and physicians to contact regarding the Marketed Product. The Parties shall mutually agree on policies and procedures for addressing any complaints or inquiries including, without limitation, quality assurance/quality control or similar issues concerning Marketed Product, received by Service Provider that will enable Advancis to satisfy any regulatory requirements and/or Applicable Laws; provided, however, unless the Parties agree otherwise, any complaint or inquiry received by Service Provider at the call center or otherwise that requires or may require Service Provider to notify any regulatory or Governmental Authority pursuant to Applicable Law or in accordance with Service Provider’s existing policies and procedures shall be reported to Advancis within 24 hours of receipt of such complaint or inquiry. All notices required to be delivered by Service Provider in accordance with this paragraph shall be sent by e-mail and fax to Advancis, Attention: James Bruno, Vice President, Pharmaceutical Sales, 20425 Seneca Meadows Parkway, Germantown, Maryland 20876; email: [***]; fax: (301) 944-6700. Service Provider shall continue to operate the call center in accordance with policies and procedures in existence on the Effective Date.

IV. ACCOUNTING AND RECONCILIATION

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

A. Periodic Reporting. During the Service Period, Service Provider will prepare a report on a semi-monthly basis, detailing the Marketed Products sold and delivered during the applicable time period (the “Semi-Monthly Report”). The Semi-Monthly Report will consist of the following information: date of sale, customer, to whom shipped, lot number, quantity, and Net Wholesale Price. The Semi-Monthly Reports shall cover activity during the following periods: [***]. The Semi-Monthly Reports should be available within seven (7) Business Days and will be sent by e-mail and fax to: Advancis Finance Dept, Attention: Robert C. Low, Controller, 20425 Seneca Meadows Parkway, Germantown, Maryland 20876; email: [***]; fax: (301) 944-6700.

B. Transition Period Settlement. Amounts due to each of the Parties will be settled on a net basis at the end of the Service Period. Amounts due to a Party from the other Party will be calculated, and the Party having a net liability to the other will wire to the other Party the amount of such net liability within 15 days of agreement on the settlement calculation. The settlement calculation will consist of the following elements (the “Settlement Calculation”):

1.	Amount due to Service Provider for each sale of Marketed Product to Advancis to fulfill customer orders during the Service Period;

2.	Amount due to Advancis for each sale of Marketed Product to Service Provider to fulfill Orders during the Service Period;

3.	Net amount due to Advancis for each sale invoiced by Service Provider during the Service Period, calculated as follows: Service Provider’s Net Wholesale Price (“NWP”) for Marketed Product sold to wholesalers, less the Purchase Price set forth in Schedule 2.2 of the Manufacturing Agreement, [***];

4.	Amount due to Service Provider for its Distribution Fee for all invoiced sales during the Service Period (the Distribution Fee is calculated as the quantity of each Marketed Product shipped to Customers multiplied by the applicable distribution fee price in accordance with Exhibit A);

5.	Amounts due for Transferred Inventory calculated based upon the Purchase Price set forth on Schedule 2.2A of the Manufacturing Agreement; and

6.	Amount due to Service Provider for the purchase of remaining, unsold Inventory by Advancis at the end of the Service Period.

C. Transition Period Settlement Review. Within 15 days following the expiration of

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

the Service Period, the Settlement Calculation will be prepared and submitted by Service Provider to Advancis for review and approval. The Settlement Calculation shall be conclusive and binding on the Parties unless Advancis gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such dispute (a "Settlement Calculation Objection Notice”) to Service Provider within thirty (30) days after receipt of the Settlement Calculation and all work papers and back-up materials relating thereto. Advancis shall submit therewith payment in full for any amounts not in dispute. If Advancis delivers a Settlement Calculation Objection Notice as provided above, the Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If the Parties are unable to resolve, despite good faith negotiations, all disputes reflected in the Settlement Calculation Objection Notice within thirty (30) days thereafter (the “Settlement Calculation Resolution Period”), then the Parties will, within ten (10) days after the expiration of the Settlement Calculation Resolution Period, submit any such unresolved dispute to Ernst & Young LLP (the “Independent Accounting Firm”). Advancis and Service Provider shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Advancis or Service Provider. Advancis and Service Provider shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Advancis and Service Provider thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Parties. The fees and expenses of the Independent Accounting Firm shall be split equally between Advancis and Service Provider. The Settlement Calculation, as revised to reflect the resolution of any and all disputes by the Parties and/or the Independent Accounting Firm, shall be deemed to be the “Settlement Calculation.”

EXHIBIT A

NET WHOLESALE PRICES AND DISTRIBUTION FEES FOR TRANSITION PERIOD

	Net Wholesale	Distribution
	Price (NWP)	Fee
500 mg, 100 count	[***]	[***]
500 mg, 20 count	[***]	[***]
250 mg, 100 count	[***]	[***]
250 mg, 20 count	[***]	[***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.